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                                                                   Exhibit 10.50

June 12, 2002

Kenyon Mei
2978 Grapevine Terrace
Fremont, CA 94539

                          Re: Addendum to Offer Letter

Dear Kenyon,

         This letter acts as an addendum (the "Addendum") to the offer letter dated August 27, 2001 (the "Offer Letter") between you and Integrated Telecom Express, Inc. (the "Company"). This Addendum amends the Offer Letter and supersedes all provisions related to severance and target bonus payments, effective June 30, 2002 (the "Effective Date"). All other provisions of the Offer Letter shall remain in full force and effect.

         In consideration for your continued employment with the Company and to assist in its liquidation process (the "Liquidation"), you shall be entitled to the following:

         Upon the date that the shareholders approve the Liquidation of the Company, your outstanding options to purchase common stock of the Company (the "Options") shall immediately vest and become exercisable as to 100% of the shares subject to such Options. Thereafter, the Options shall continue to be bound by and subject to the option plan and option agreements under which they were granted.

         In order to facilitate payment of the exercise price of the Options, upon your request you shall be permitted to issue to the Company as borrower a secured non-recourse promissory note (the "Secured Note") with a principal amount equal to the aggregate exercise price of any Options exercised by you plus the amount of any withholding taxes owed by you as a result of such exercise. The Secured Note shall include commercially reasonable terms and shall include the following additional terms: (i) the Secured Note shall be payable on the date the Company makes the "Initial Distribution" (as defined below) and shall be repaid in full from distributions you receive with respect to the Company Common Stock that you acquired pursuant to exercise of the Options (provided, however, that if the amount you receive in the Initial Distribution is less than the amount then outstanding under the Secured Note, then the excess amount due shall not be payable until such time as you receive proceeds from subsequent distributions equal to such excess amount, with the understanding that the excess amount will be due and payable from each such subsequent distribution, in an amount equal to the then excess due amount, or the amount of the distribution, whichever is greater, until the amounts are paid in full),
(ii) the Secured Note shall bear interest at the applicable federal rate necessary to avoid imputed income to you, and (iii) the Secured Note shall be fully secured by 100% of the shares of Company Common Stock issued upon the exercise of the


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Options related thereto and any distributions received with respect to such shares in connection with the Liquidation.


        As of the Effective Date, you have earned $35,000 of your target performance bonus of $70,000. The Company shall pay you such earned bonus, less applicable withholding, on the first regular payroll date following the Effective Date. Following the Effective Date, upon completion of each applicable Liquidation Task (as defined below) prior to your termination of employment, the Company shall, on the first regular payroll date following the completion of such Liquidation Task, pay you a portion of the remaining target performance bonus in a lump-sum payment equal to the amount described below. A "Liquidation Task" shall mean one of the following tasks, each of which the Company believes is critical to the consummation of the Liquidation (collectively, the "Liquidation Tasks"):

                        (i) Mailing of Proxy. On the date the Company mails to its stockholders the proxy statement for the special meeting of stockholders at which the Company's stockholders will consider a proposal to approve the Liquidation, the Company shall pay $3,500, less applicable withholding taxes (with payment due on the first regular payroll date following the completion of this Liquidation Task).

                        (ii) Filing of Certificate of Dissolution. On the date the Company files the certificate of dissolution following the date the Company's stockholders approve the Liquidation, the Company shall pay you $3,500, less applicable withholding taxes (with payment due on the first regular payroll date following the completion of this Liquidation Task).

                        (iii) Completion of Plan for Liquidation. On the date of completion of a plan outlining in reasonable detail the essential elements and tasks intended to establish that the Company and the Board have acted in due care in consummating the Liquidation, the Company shall pay you $8,750, less applicable withholding (with payment due on the first regular payroll date following the completion of this Liquidation Task).

                        (iv) Resolution of Leaseholds. On the date the Company reaches a final written agreement with the landlord for its facilities at 400 Race Street, San Jose, California with respect to the Company's obligations under the lease for such facility, the Company shall pay you $3,500, less applicable withholding (with payment due on the first regular payroll date following the completion of this Liquidation Task).

                        (v) Employee Terminations. On the date the Company completes the final termination of Company employees, other than those employees necessary to assist in the consummation of the Liquidation as determined in good faith by Jim Regel and Jim Williams, the Company shall pay you $3,500, less applicable withholding (with payment due on the first regular payroll date following the completion of this Liquidation Task).

                        (vi) Initial Distribution. On the date the Company makes its initial distribution of assets to the Company's stockholders in connection with the Liquidation (the "Initial Distribution"), the Company shall pay you $8,750, less applicable withholding (with payment due on the first regular payroll date following the completion of this Liquidation Task).

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               (vii)   Final Tax Filings. On the date the Company has provided
to its independent accountants all information reasonably requested by such accountants in connection with the preparation of the Company's corporate tax returns and any other tax related filings for the tax year in which the Initial Distribution occurs, the Company shall pay you $3,500, less applicable withholding (with payment due on the first regular payroll date following the completion of this Liquidation Task). The Company shall use its reasonable efforts to cause its independent accountants to deliver a request for information as soon as practicable after the Effective Date. After such information has been provided, the Company shall in writing make a final inquiry of its independent accountants regarding their need for additional information. If the independent accountants confirm that they have received all reasonably requested information (or fail to respond to such inquiry within twenty (20) calendar days), then this Liquidation Task shall be deemed completed. If the independent accountants reasonably request additional information, then this Liquidation Task shall be deemed completed upon delivery of such additional information.

        In addition, if your employment with the Company is involuntarily terminated for other than for "Cause" (as defined below), and you sign and do not revoke a standard release of claims with the Company, then, you shall be entitled to (i) receive a lump-sum severance payment (less applicable withholding taxes) equal to your base salary rate, as then in effect, for a period of six (6) months to be paid in a lump sum within thirty (30) days of the date of your termination, (ii) payment of the unearned portion of the remaining target performance bonus, if any, as if the Liquidation Tasks had been completed in full, and (iii) reimbursement by the Company of the group health continuation coverage premiums for you and your eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended ("COBRA") as in effect through the lesser of (x) six (6) months from the effective date of such termination, (y) the date upon which you and your eligible dependents become covered under similar plans, or (z) the date Executive no longer constitutes a "Qualified Beneficiary" (as such term is defined in Section 4980B(g) of the Internal Revenue Code of 1986, as amended (the "Code")); provided, however, that you will be solely responsible for electing such coverage within the required time periods. Your voluntary resignation following the completion of all of the Liquidation Tasks set forth above will be considered a termination without Cause for purposes of this severance provision, and you will be entitled to the severance benefits set forth in this paragraph.

        For purposes of this Addendum, "Cause" is defined as (i) an act of dishonesty made by you in connection with your responsibilities as an employee,
(ii) your conviction of, or plea of nolo contendere to, a felony, (iii) your gross misconduct, or (iv) your continued substantial violations of his employment duties after you have received a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that you have not substantially performed your duties.

        In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion,
(iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all arbitration fees.

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         By countersigning this letter, you confirm that this Addendum supersedes the provisions in your Offer Letter, and any other understandings, whether written or oral, relating to severance benefits and the payment of any target bonuses. In the event of any inconsistencies between the Offer Letter and this Addendum, this Addendum will control.

         You also acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Addendum and your Offer Letter, and are knowingly and voluntarily entering into this Addendum.

         This Addendum to your Offer Letter does not alter the nature of your employment with the Company, and your employment remains "at will" and is of no specific duration.

         If you have any questions concerning this offer, please contact me immediately at (408) 513-9207. If you accept our offer, please sign this offer letter where indicated and return it to me or fax it to (408) 513-9405. This offer will expire of its own accord if it is not accepted in writing by 5pm on June 30, 2002.

Sincerely,                                    Accepted and agreed

/s/ James Regel                               By: /s/ Kenyon Mei
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JAMES G. REGEL                                    KENYON MEI
PRESIDENT & CEO